Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Innovus Pharmaceuticals, Inc. and subsidiaries (the “Company”) on Form S-8 (No. 333-186725), pertaining to the Company’s registration of shares of the Company’s 2013 Equity Incentive Plan, the Registration Statement of the Company on Form S-8 (No. 333-199623), pertaining to the Company’s registration of shares of common stock issued to a consultant, the Registration Statement of the Company on Form S-8 (No. 333-201352), pertaining to the Company’s registration of shares of the Company’s 2014 Equity Incentive Plan, the Registration Statement of the Company on Form S-8 (No. 333-214821), pertaining to the Company’s registration of shares of the Company’s Amended and Restated 2016 Equity Incentive Plan, and the Registration Statement of the Company on Form S-8 (No. 333-217270), pertaining to the Company’s registration of evergreen provision shares of the Company’s Amended and Restated 2016 Equity Incentive Plan of our report dated April 2, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which report is included in the Annual Report on Form 10-K filed on April 2, 2018.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.
Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
April 2, 2018